UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MARINEMAX, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3496957
(State of incorporation or organization)	(IRS Employer Identification No.)

2600 McCormick Drive Suite 200 Clearwater, Florida	33759
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name and exchange on which each class is to be registered
Common Stock, $.001 par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 001-14173

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to amend the Registration Statement filed by the registrant with the Securities and Exchange Commission on March 28, 1998 to reflect the March 20, 2015 reincorporation of MarineMax, Inc. from Delaware to Florida (the “Reincorporation”). On March 20, 2015, MarineMax, Inc., a Delaware corporation (“MarineMax Delaware”) merged with and into MarineMax Reincorporation, Inc., a Florida corporation (the “Company”) and a wholly-owned subsidiary of MarineMax Delaware (“MarineMax Delaware”), with the Company as the surviving entity under the name “MarineMax, Inc.” Immediately prior to the consummation of the Reincorporation, the Company had nominal assets and liabilities. The stockholders of MarineMax Delaware approved the Reincorporation at the 2015 Annual Meeting of Stockholders of MarineMax Delaware held on February 25, 2015.

As a result of the Reincorporation: (i) each outstanding share of MarineMax Delaware’s common stock, par value $0.001, issued and outstanding was automatically converted into one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”) (upon the Reincorporation, each outstanding certificate representing shares of MarineMax Delaware’s common stock was deemed, without any action by the stockholders, to represent the same number of shares of the Company’s Common Stock; MarineMax Delaware stockholders did not need to exchange their stock certificates as a result of the Reincorporation) and (ii) all options and other rights to acquire MarineMax Delaware common stock outstanding immediately before the Reincorporation were automatically converted into options and rights to acquire the same number of shares of the Company’s Common Stock upon the same terms, including price.

In accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock of the Company were deemed to be registered under Section 12(b) of the Exchange Act as the successor to MarineMax Delaware. The Company, as successor issuer to MarineMax Delaware, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of the Company’s Common Stock continue to be listed on the New York Stock Exchange (the “NYSE”) under the symbol “HZO”.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.	Description of Registrant’s Securities to be Registered.

Common Stock, $0.001 Par Value

The Common Stock to be registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”) is the Company’s Common Stock, par value $0.001 per share. The Common Stock will continue to be listed on the NYSE.

The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Company’s board of directors (the “Board of Directors”) from time to time out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to prior rights of holders of any preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences and privileges of the holders of Common Stock will be subject to the rights of the holders of shares of any series of preferred stock that the Company may issue in the future.

The provisions of the Company’s Articles of Incorporation and Bylaws and the Florida Business Corporation Act (the “FBCA”) summarized below may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, or discouraging, delaying, or preventing changes in control or management of the Company.

The Company is subject to Article IX of the Articles of Incorporation, which imposes an elevated approval threshold on certain transactions between the Company and a Related Person. Article IX of the Articles of Incorporation defines a Related Person as: (i) a person who, alone or together with affiliates, beneficially owns more than 15% of the Company’s outstanding voting shares; (ii) an officer, director or employee of a Related Person; (iii) a person who, alone or together with affiliates, acquires Company voting securities that a Related Person owned at any time during the two years prior to the acquisition; and (iv) an affiliate of a person described in subpart (iii), with certain specific exclusions. The elevated approval threshold of Article IX of the Articles of Incorporation applies to the following six transactions: (i) a merger or consolidation of the Company or any subsidiary with a Related Person; (ii) the sale, lease or other disposition of a substantial part of the Company’s assets to a Related Person, or any sale its assets by a Related Person to the Company outside the ordinary course of business; (iii) the issuance of shares by the Company or a subsidiary to a Related Person other than on a pro rata basis to all shareholders; (iv) the adoption of any plan of liquidation or dissolution of the Company by or on behalf of a Related Person; (v) any reclassification of securities, recapitalization, merger, consolidation or other transaction which has the effect, directly or indirectly, of proportionately increasing the share of voting securities owned by the Related Person; or (vi) any agreement, contract or other arrangement that provides for any of the foregoing transactions. Any of these transactions must be approved by the affirmative vote of sixty six and two-thirds percent or more of the combined voting power of the then issued and outstanding shares of capital stock of the Company, excluding those held by the Related Person, unless certain conditions are met. Those conditions include the approval of the transaction by a majority of disinterested directors or compliance with other pricing and procedural requirements.

The Company’s Articles of Incorporation and Bylaws divide the Board of Directors of the Company into three classes, each class to be as nearly equal in number of directors as possible. At each annual meeting of shareholders, directors in each class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. In accordance with the Articles of Incorporation, directors may only be removed from office for cause and only by the affirmative vote of sixty six and two-thirds percent or more of the combined voting power of the then issued and outstanding shares of capital stock of the Company entitled to vote in the election of directors, voting together as a single class. These provisions could, under certain circumstances, operate to delay, defer, or prevent a change in control of the Company.

The Company’s Articles of Incorporation and Bylaws contain a number of other provisions relating to corporate governance and to the rights of shareholders. These provisions include: (a) the authority of the Board of Directors to fill vacancies on the Board of Directors and (b) the authority of the Board of Directors to issue preferred stock in series with such voting rights and other powers as the Board of Directors may determine.

ITEM 2.	Exhibits.

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of MarineMax., Inc., a Florida corporation (1)

3.2	Bylaws of MarineMax, Inc., a Florida corporation (2)

4.1	Form of Common Stock Certificate (3)

(1)	Incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K dated March 20, 2015, as filed with the Commission on March 20, 2015.
(2)	Incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K dated March 20, 2015, as filed with the Commission on March 20, 2015.
(3)	Incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K dated March 20, 2015, as filed with the Commission on March 20, 2015.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MARINEMAX, INC.

Date: March 20, 2015	By:	/s/ William H. McGill Jr.
William H. McGill Jr.
Chairman of the Board and Chief Executive Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Articles of Incorporation of MarineMax., Inc., a Florida corporation (1)

3.2	Bylaws of MarineMax, Inc., a Florida corporation (2)

4.1	Form of Common Stock Certificate (3)

(1)	Incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K dated March 20, 2015, as filed with the Commission on March 20, 2015.
(2)	Incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K dated March 20, 2015, as filed with the Commission on March 20, 2015.
(3)	Incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K dated March 20, 2015, as filed with the Commission on March 20, 2015.